Exhibit 11.

 Statement Regarding Computation of Per Share Earnings

 For the periods ended September 30

                                                3rd Qtr.                    Nine months
                                          1999           1998             1999         1998


Diluted earnings per common share:
  Average common shares outstanding     643,053          106,386        548,694      106,386



Net income (loss) .................   $(353,176)     $  (159,896)   $  (368,125) $  (152,577)

Diluted earnings (loss) per share:    $   (0.55)     $     (1.50)   $     (0.67) $     (1.43)
Basic earnings (loss) per share: ..   $   (0.55)     $     (1.50)   $     (0.67) $     (1.43)
